UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 3, 2006

Date of report (Date of earliest event reported)

MedicalCV, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-33295	41-1717208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9725 South Robert Trail

Inver Grove Heights, Minnesota 55077

(Address of principal executive offices, including zip code)

(651) 452-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Management Option Agreements

Effective April 3, 2006, the Compensation Committee of our Board of Directors awarded (1) a non-qualified stock option for the purchase of 286,696 shares of common stock to Marc P. Flores, our President and Chief Executive Officer, and (2) non-qualified stock options for the purchase of an aggregate of 172,018 shares of common stock to other key employees. The foregoing options were issued under our Amended and Restated 2001 Equity Incentive Plan. Such options vest to the extent of 25 percent on the first anniversary of the date of grant and 6.25 percent quarterly thereafter. They are exercisable at $1.20 per share, which was the closing price of our common stock on the OTC Bulletin Board on April 3, 2006. These options expire on April 3, 2013. The form of non-qualified stock option agreement used in connection with awards under our Amended and Restated 2001 Equity Incentive Plan appears as Exhibit 10.1 to this report.

Amendment to Executive Employment Agreement

On April 6, 2006, we entered into an amendment to executive employment agreement (the “Amendment”) with John H. Jungbauer, our Vice President, Finance and Chief Financial Officer, to reflect the mutual decision reached concerning Mr. Jungbauer’s departure from our company. Pursuant to the Amendment, Mr. Jungbauer’s employment will terminate on the date we advise him that we have engaged a new chief financial officer and/or principal accounting officer. We agreed, however, that the actual date of termination of Mr. Jungbauer’s employment will be no earlier than July 31, 2006. We also have the right, at our option, to extend Mr. Jungbauer’s employment (as a non-officer) for a transition period. Such transition period will not, without Mr. Jungbauer’s consent, continue beyond December 31, 2006.

Mr. Jungbauer’s compensation and benefits will continue to be paid under the employment agreement at their current rates through the termination date and any transition period. Except for the severance payments described below, Mr. Jungbauer will no longer be eligible for bonus or other incentive compensation. Under the terms of the employment agreement, Mr. Jungbauer has the right to terminate his employment upon 60 days’ prior notice and is entitled to a severance payment equal to six months of base compensation. Under the employment agreement, Mr. Jungbauer will receive a severance payment of $100,000 on his termination date. To facilitate a smooth transition, we have agreed to make an additional severance payment to Mr. Jungbauer. Under the Amendment, Mr. Jungbauer will receive an additional severance payment of $100,000 on January 2, 2007. In addition to these severance payments, we have agreed to pay or reimburse Mr. Jungbauer for medical (COBRA) benefits for the periods covered by the severance payments.

Mr. Jungbauer holds stock options for the purchase of 1,440,131 shares of our common stock. His stock option agreements provide that he has three months following termination of employment to exercise the vested portions thereof. Options to purchase 440,666 shares of our common stock will be vested as of July 1, 2006. Pursuant to the Amendment, we agreed to amend Mr. Jungbauer’s stock option agreements to provide that his options, to the extent vested on the termination date, will be exercisable for a period of twelve months following the termination of Mr. Jungbauer’s employment.

The Amendment further provides for a mutual release of claims and other terms and conditions customary for agreements of this nature. The Amendment, which appears as Exhibit 10.2 to this report, is incorporated by reference in response to this Item 1.01.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(b)                                 On April 6, 2006, John H. Jungbauer, our Vice President, Finance and Chief Financial Officer, announced his intention to resign from his principal executive officer position at our company. Further details regarding the anticipated effective date of Mr. Jungbauer’s resignation are set forth under Item 1.01 above.

ITEM 8.01                    OTHER EVENTS

Management Bonuses

Effective April 3, 2006, the Compensation Committee of our Board of Directors awarded (1) a $66,750 bonus for services performed during our fiscal year ending April 30, 2006, to Marc P. Flores, our President and Chief Executive Officer, and (2) bonuses aggregating $45,000 to other key employees. The bonus awarded to Mr. Flores represented the target bonus (30 percent of annual base salary) payable to Mr. Flores under his previously filed employment agreement.

Management Base Salary Increases

Effective April 3, 2006, the Compensation Committee of our Board of Directors increased Mr. Flores’ annual base salary by 7 percent from $222,500 to $238,075 per year. As a result of this increase, Mr. Flores’ target bonus for services to be performed during our fiscal year ending April 30, 2007 increased to $71,423. The Compensation Committee also approved various other annual base salary increases for other key employees ranging from 4 percent to 6 percent.

ITEM 9.01                                       FINANCIAL STATEMENTS AND EXHIBITS.

(d)                                 Exhibits

See “Exhibit Index.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedicalCV, Inc.

Date: April 7, 2006	By:	/s/ Marc P. Flores
Marc P. Flores
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Non-Qualified Stock Option Agreement under MedicalCV, Inc. Amended and Restated 2001 Equity Incentive Plan.

10.2	Amendment to Executive Employment Agreement by and between John H. Jungbauer and MedicalCV, Inc., dated April 6, 2006.